For the semi-annual period ended June 30, 2007.
File number 811-02992
Dryden National Municipals Fund, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment


Cash Accumulation Trust
       Liquid Assets Fund
National Money Market Fund
Dryden California Municipal Fund
       California Income Series
Dryden Core Investment Fund
       Taxable Money Market Series
Short-Term Bond Series
Dryden Global Real Estate Fund, Inc.
Dryden Global Total Return Fund, Inc.
Dryden Government Income Fund, Inc.
Dryden Government Securities Trust
       Money Market Series
Dryden High Yield Fund, Inc.
Dryden Index Series Fund, Inc.
       Dryden Stock Index Fund
Dryden Municipal Bond Fund
       High Income Series
Insured Series
Dryden National Municipals Fund, Inc.
Dryden Short-Term Bond Fund, Inc.
       Dryden Short-Term Corporate Bond Fund
Dryden Ultra Short Bond Fund
Dryden Small Cap Core Equity Fund, Inc.
Dryden Tax-Free Money Fund
Dryden Tax-Managed Funds
Dryden Large-Cap Core Equity Fund
Dryden Total Return Bond Fund, Inc.
Jennison 20/20 Focus Fund
Jennison Blend Fund, Inc.
Jennison Natural Resources Fund, Inc.

Jennison Sector Funds, Inc.
       Jennison Financial Services Fund
Jennison Health Sciences Fund
Jennison Technology Fund
Jennison Utility Fund
Jennison Small Company Fund, Inc.
Jennison U.S. Emerging Growth Fund, Inc.
Jennison Value Fund
MoneyMart Assets, Inc.
Prudential Institutional Liquidity Portfolio, Inc.
       Institutional Money Market Series
Prudential Investment Portfolios, Inc.
       Dryden Active Allocation Fund
       JennisonDryden Asset Allocation Funds
       JennisonDryden Conservative Allocation Fund
JennisonDryden Moderate Allocation Fund
JennisonDryden Growth Allocation Fund
Jennison Growth Fund
Jennison Equity Opportunity Fund
Prudential World Fund, Inc.
       Dryden International Equity Fund
Strategic Partners International Value Fund
Nicholas-Applegate Fund, Inc.
Strategic Partners Opportunity Funds
       Dryden Strategic Value Fund
Jennison Select Growth Fund
Strategic Partners New Era Growth Fund
Strategic Partners Style Specific Funds, Inc.
       Jennison Conservative Growth Fund
Dryden Small Capitalization Value Fund
Strategic Partners Large Capitalization Value Fund
Strategic Partners Total Return Bond Fund
Target Asset Allocation Funds, Inc.
       Target Conservative Allocation Fund
Target Growth Allocation Fund
Target Moderate Allocation Fund

Supplement dated February 21, 2007 to the Statement of Additional Information

This supplement amends the Statement of Additional Information of each of the funds referenced above and is in addition to any existing supplement to a Fund's Statement of Additional
Information. All of the changes contained in this supplement will be effective on or about May 29, 2007 .

All of the changes disclosed in this supplement may not apply to you, including, but not limited to, if you are a beneficial owner of shares of a Fund or if the disclosure pertains to a share class that you do not own or to a share class not within your Fund.

1. The disclosure under the section "Other Service Providers - Transfer Agent" is deleted and replaced with the following:
Transfer Agent . Prudential Mutual Fund Services
(PMFS), Gateway Center Three, 100 Mulberry Street,
Newark, New Jersey 07102, serves as the transfer and dividend disbursing agent of the Fund. PMFS is an affiliate of PI. PMFS provides customary transfer agency services to the Fund, including the handling of shareholder communications, the processing of shareholder transactions, the maintenance of shareholder account records, the payment of dividends and distributions, and related functions. For these services, PMFS receives compensation and is reimbursed for its sub-transfer agent expenses which include an annual fee per shareholder account, a monthly inactive account fee per shareholder account and its out-of-pocket expenses; including but not limited to postage, stationery, printing, allocable communications expenses and other costs.

The Fund's Board recently approved appointing PFPC
Inc. as a sub-transfer agent to the Fund. PMFS intends to contract with PFPC Inc., 301 Bellevue Parkway,
Wilmington, Delaware 19809, to provide certain administrative functions to the Transfer Agent. PMFS will compensate PFPC Inc. for such services.

2.            The second paragraph under the section captioned
"Purchase, Redemption and Pricing of Fund Shares - Contingent
Deferred Sales Charge (CDSC)" is deleted and replaced with the following:

The amount of the CDSC, if any, will vary depending on the number of years from the time of payment for the purchase of shares until the time of redemption of such shares. The CDSC will be calculated from the date of the initial purchase, excluding the times shares were held in Class B, Class F or Class C shares of a money market fund. See "Exchange Privilege" below.

3. The second and third paragraphs under the section captioned "Purchase, Redemption and Pricing of Fund Shares -
Automatic Conversion of Class B, Class F, Class M and Class X
Shares" are deleted and replaced with the following:

The number of Class B, Class F, Class M and Class X shares eligible to convert to Class A shares will be the total number of shares that have completed their Class B, Class F, Class M and Class X aging schedule (including any time spent at 0% liability), plus all shares acquired through the reinvestment of dividends for Class B and Class F shares and a proportionate number of shares acquired through reinvestment of dividends for Class M and Class X shares.

4.              The fifth paragraph under the section captioned
"Purchase, Redemption and Pricing of Fund Shares - Automatic
Conversion of Class B, Class F, Class M and Class X Shares" is deleted and replaced with the following:

For purposes of calculating the applicable holding period for conversions, all payments for Class B, Class F, Class
M and Class X shares previously exchanged for shares of a money market fund, the time period during which such shares were held in a money market fund will be excluded for Class B and Class F shares. For example, Class B and Class F shares held in a money market fund for one year would not convert to Class A shares until approximately eight years. Class B, Class F, Class M and
Class X shares acquired through exchange will convert to Class A shares after expiration of the conversion period applicable to the original purchase of such shares.

5.              The addresses provided in the sections captioned
"Selection of Director Nominees" and "Shareholder
Communications with the Board of Directors" are deleted and replaced with the following:

Gateway Center Three
100 Mulberry Street, 4 th Floor
Newark, New Jersey 07102-4077

6. The last sentence of the second paragraph under the section captioned "Purchase, Redemption and Pricing of Fund
Shares--Sale of Shares" is deleted and replaced with the following:

All correspondence and documents concerning redemptions should be sent to the Fund in care of Prudential Mutual Fund Services LLC, P.O. Box 9658,
Providence, Rhode Island 02940, to the Distributor or to your broker.